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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
B&G Foods, Inc.:


The audits referred to in our report dated October 31, 1997, relating to the financial statements of B&G Foods, Inc. and subsidiaries included the related financial statement schedule for the 39-week period ended September 27, 1997, the years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Our report states that as further described in note 1, the Predecessor was acquired on December 27, 1996 in a business combination accounted for as a purchase. As a result, the Successor Consolidated financial statements are presented on a different basis of accounting than the Predecessor Combined financial statements and, therefore, are not comparable.



We consent to the use of our reports included herein, relating to the financial statements of B&G Foods, Inc. and subsidiaries included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG Peat Marwick LLP


Short Hills, New Jersey
February 4, 1998